THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT"), NOR REGISTERED UNDER ANY STATE SECURITIES LAW, AND ARE "RESTRICTED SECURITIES" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE 1933 ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.


           AGREEMENT FOR THE EXCHANGE  OF COMMON STOCK


      AGREEMENT made this 5th day of December, 2003, by and among Aquentium, Inc., a Delaware corporation, (the "Issuer" or the "Company"), and Charis Energy Development, Inc. ("CED"), a Nevada corporation .


      In consideration of the mutual promises, covenants, and representations contained herein, and other good and valuable consideration,


      THE PARTIES HERETO AGREE AS FOLLOWS:

      1.    EXCHANGE OF SECURITIES.     Subject to the terms and conditions of
this Agreement, the Issuer agrees to issue to the shareholders of Charis Energy Development, Inc. 1,000,000 restricted common shares in exchange of 100% of CED shares so that CED shall become a wholly owned subsidiary of the Issuer.

      2.    REPRESENTATIONS AND WARRANTIES.   Issuer represents and warrants
to Charis Energy Development the following:

            i. Organization. Issuer is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, and has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in Delaware. All actions taken by the Incorporators, directors and shareholders of Issuer have been valid and in accordance with the laws of the State of Delaware.

            ii. Capital. The authorized capital stock of Issuer consists of 100,000,000 shares of which, at closing, there will be 1,000,000 restricted
shares issued to CED shareholders in exchange for 100% of CED shares.    All
of the shareholders of Issuer have valid title to such shares and acquired their shares in a lawful transaction and in accordance with the laws of Delaware.

            iii. Pink Sheet Listing. The Company is a reporting company with the Securities & Exchange Commission that is current with its quarterly filings. The company is listed for trading on the National Quotation Bureau Electronic Pink Sheets with the following trading symbol: AQNM. The company is currently preparing its audited statement ending September 30, 2003 and will be required to submit an audited statement for CED for all future SEC quarterly and annual filings.

            iv. Assets and Liabilities. Issuer does not have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected on the Issuer's financial statement. Issuer is not aware of any pending, threatened or asserted claims, lawsuits or contingencies involving Issuer or its common stock. There is no dispute of any kind between Issuer and any third party, and no such dispute will exist at the closing of this Agreement. At closing, Issuer will be free from any and all liabilities, liens, claims and/or commitments.

            v. Ability to Carry Out Obligations. Issuer has the right, power, and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by Issuer and the performance by Issuer of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which Issuer or its shareholders are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause Issuer to be liable to any party, or (c) an event that would result in the creation or imposition or any lien, charge or encumbrance on any asset of Issuer or upon the securities of Issuer to be acquired hereby.

            vi. Full Disclosure. None of representations and warranties made by the Issuer, or in any certificate or memorandum furnished or to be furnished by the Issuer, contains or will contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading.

            vii. Compliance with Laws. To the best of its knowledge, Issuer has complied with, and is not in violation of any federal, state, or local statute, law, and/or regulation.

            viii. Litigation. Issuer is not (and has not been) a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation. To the best knowledge of the Issuer, there is no basis for any such action or proceeding and no such action or proceeding is threatened against Issuer and Issuer is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

            ix. Conduct of Business. Prior to the closing, Issuer shall conduct its business in the normal course, and shall not (1) sell, pledge, or assign any assets (2) amend its Articles of Incorporation or Bylaws.

            x. Corporate Documents. Copies of each of the following document, which are true complete and correct in all material respects, will be attached to and made a part of this Agreement:

                  (1)     Articles of Incorporation;

            xi. Documents. All minutes, consents or other documents pertaining to Issuer to be delivered at closing shall be valid and in accordance with the laws of Delaware.

            xii. Title. The Shares to be issued pursuant to this Agreement will be, at closing, free and clear of all liens, security interests, pledges, charges, claims, and encumbrances, but will have a restriction from trading for two years. None of such Shares are or will be subject to any voting trust or agreement. No person holds or has the right to receive any proxy or similar instrument with respect to such shares, except as provided in this Agreement, the Issuer is not a party to any agreement which offers or grants to any person the right to purchase or acquire any of the securities to be issued pursuant to this Agreement. There is no applicable local, state or federal law, rule, regulation, or decree which would, as a result of the issuance of the Shares, impair, restrict or delay any voting rights with respect to the Shares.


      3. Charis Energy Development represents and warrants to Issuer the following:

            i.   Organization.   CED is a corporation duly organized, validly
existing, and in good standing under the laws of Nevada and has all the necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in Nevada.

            ii. Assets. CED represents and warrant it is including all corporate assets in share purchase agreement.

            iii. Liabilities.   CED represent and warrant that it is not aware
of any pending, threatened or asserted claims, lawsuits or contingencies involving CED. There is no dispute of any kind between CED and any third party, and no such dispute will exist at the closing of this Agreement. At closing, CED will be free from any and all liabilities, liens, claims and/or commitments.

            iv. Counsel. CED represent and warrant that prior to Closing, it has been represented by independent counsel.

      4. INVESTMENT INTENT. CED is acquiring the Shares for its own account for purposes of investment and without expectation, desire, or need for resale and not with the view toward distribution, resale, subdivision, or fractionalization of the Shares.

      5. CLOSING. The closing of this transaction shall take place at the offices of Aquentium, Inc .

      6.    DOCUMENTS TO BE DELIVERED AT CLOSING

            i.  By the Issuer

                (1) Board of Directors Minutes authorizing the issuance of a certificate or certificates for the Shares to be issued pursuant to this Agreement.

            ii.  By CED.

                (1) Delivery to the Issuer, certificates representing 100% of the issued and outstanding securities of Charis Energy Development.

      7.    MISCELLANEOUS.

            i. Captions and Headings. The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

            ii. No oral Change. This Agreement and any provision hereof, may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

            iii. Jurisdiction. This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of Delaware, If any action is brought among the parties with respect to this Agreement or otherwise, by way of a claim or counterclaim, the parties agree that in any such action, and on all issues, the parties irrevocably waive their right to a trial by jury. Exclusive jurisdiction and venue for any such action shall be the State Courts of Delaware. In the event suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal there from, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.

            iv. Non Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (I) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and
(iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

            v. Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.

            vi. Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings.

            vii.  Counterparts.   This Agreement may be executed
simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            viii. Notices. All notices requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, and by fax, as follows:


                   Issuer:     Aquentium, Inc.
                               Mark Taggatz
                               31500 Grape Street Suite 3401
                               Lake Elsinore, CA 92587
                               Fax: 909-346-3224

                   CED:        Charis Energy Development, Inc.
                               Dawne Carsen
                               1105 Terminal Way #202
                               Reno, NV  89502
                               Fax: 775-261-8921

      IN WITNESS WHEREOF, the undersigned has executed this Agreement on this 5th day of December, 2003.






     /s/ Mark T. Taggatz                    /s/ Dawn Carsen Hallock
By:____________________________      By:__________________________________
   Per: Aquentium, Inc.                 Per:Charis Energy Development Inc.